Exhibit 10.1

4601 Fairfax Drive N., Suite 600 | Arlington, VA 22203 +1 833 358 3623 fluenceenergy.com

9/14/2026

Bernerd Da Santos

Dear Bernerd,

I am delighted to confirm an offer from Fluence Energy, Inc. (“Fluence”) as the Executive Vice President and Chief Operating Officer reporting to Julian Nebreda, Chief Executive Officer. The effective date is September 15, 2026. For this position, you will be assigned to the Arlington, Virginia office. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as a member of the Executive Leadership Team. All details within this letter are dependent on approval by the Fluence Compensation and Human Resources Committee and the Fluence Board of Directors (the “Board”).

COMPENSATION AND BENEFITS

Base Salary: Your annual base salary will be $650,000 paid in one-twelfth monthly increments. Your annual base salary will be reviewed annually thereafter in accordance with Fluence policy and practice, subject to approval by the Board or the Compensation and Human Resources Committee (next scheduled review is October 2027 with an effective increase date of January 2028).

Annual Incentive Plan: You are eligible to participate in the Fluence Annual Incentive Plan (“AIP”) effective the later of October 1, 2026, or your first day of employment with Fluence, with a target incentive of 100% of your annual base salary as defined in the AIP plan. The AIP award is based upon company performance measured against established objectives for the fiscal measurement year. The AIP award is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this AIP award is subject to approval by the Board or the Compensation and Human Resources Committee. The plan administrator reserves the right to make determinations regarding the plan at any time.

Benefits: You are eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment with Fluence.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan, which is a 401(k) plan, after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the retirement plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Long-term Incentive Award: We also want you to share in Fluence Energy’s vision and its future. The Compensation and Human Resources Committee reviews eligibility for the long-term incentive (LTI) program annually, generally in the first quarter of the fiscal year. Awards under the LTI program may be delivered in the form of stock and/or cash and may be subject to time-based or performance-based vesting conditions (or a combination of both). Based on your role, you will be eligible to participate in the annual LTI program. Your initial LTI award, which is guaranteed, comprised of 60% Performance Stock Units and 40% Restricted Stock Units will be granted by the Company at the same time all other executives receive their annual grant, which is currently expected in December 2026 for FY2027, in the minimum grant value of $1,500,000. For subsequent annual LTI awards thereafter, the value of the award that you will be eligible to receive will be determined based on a combination of information such as market data, your individual performance, and internal compensation alignment among other similarly graded positions. Subsequent annual awards made under the LTI program will be subject to the terms and conditions of the plan document and an award agreement. The plan administrator reserves the right to make determinations regarding this plan at any time. Further details will be provided to you in the coming weeks.

2107 Wilson Blvd, Suite 900 | Arlington, VA 22201 +1 833 358 3623 fluenceenergy.com

Sign-on Special Cash Bonus: You will receive a one-time cash payment of $700,000, subject to standard taxes and deductions. This payment is not subject to clawback once paid, and will be provided on your October 2026 paycheck, provided you remain employed with Fluence on the respective payment date.

Sign-on Long-Term Incentive Award: In addition to your initial LTI award, you will receive an additional one-time grant of $700,000. Timing of this grant is the same time as your initial grant, which is currently expected in December 2026. This grant will be in Restricted Stock Units, with 100% vesting on the one-year anniversary of the grant date.

Executive Severance Plan: As an Executive of Fluence, you are eligible to participate in the Fluence Executive Severance Plan, subject to approval by the Board of Directors or Compensation Committee. Further details will be provided to you in the coming weeks.

Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to executives, specifically the Fluence Executive Stock Ownership Policy and the Fluence Clawback Policy, as approved by the Compensation and Human Resources Committee. Further details will be provided to you in the coming weeks.

New Hire Paperwork Agreement: Prior to your first date of employment with Fluence, you will receive a list of pre-hire documents. By signing this offer, you agree to send back all new hire paperwork no later than one week prior to starting with Fluence. If HR does not receive the signed documentation, your start date may be delayed.

ACCEPTANCE PROCESS

Bernerd, your experience and background will be an asset to this position, and we look forward to you joining Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return it to me by email within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,

Julian Nebreda

Chief Executive Officer

Your employment with Fluence Energy is and will be “at will” employment, for an indefinite period. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:

Signature:	/s/ Bernerd Da Santos	Date:

	Bernerd Da Santos	Start Date: September 15, 2026

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